Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-167175, 333-196464, and 333-210182) and on Form S-3 (No. 333-202244, 333-187466, and 333-196468) of our report dated April 2, 2018 included in this Annual Report on Form 10-K of Tenax Therapeutics, Inc. and Subsidiary (the “Company”), relating to the consolidated balance sheets of the Company as of December 31, 2017 and 2016, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2017.

/s/ CHERRY BEKAERT LLP

Raleigh, North Carolina
April 2, 2018